Exhibit 99.1

Company Contact: Peggy Tharp Director of Investor Relations
(770) 657-6246

Superior Essex Announces Management Changes
Appointing President to Lead Asia Pacific Magnet Wire Business

ATLANTA, GA, August 2, 2007 — Superior Essex Inc. (NASDAQ:  SPSX), one of the largest wire and cable manufacturers in the world, today announced the appointment of H. Patrick Jack as president of Essex Asia Pacific.  Jack was previously responsible for the Company’s North American Magnet Wire and Distribution business segment, as well as its China Greenfield expansion.  He will continue to serve as an executive vice president of Superior Essex and will also function as chairperson of the Superior Essex global magnet wire council.

“At this juncture in our global magnet wire expansion strategy, it is critical to have a dedicated leader focused on this important part of the world,” said Stephen M. Carter, chief executive officer of Superior Essex.  “I am pleased that Pat will be overseeing all of our Asia Pacific magnet wire operations and working to ensure an effective and smooth integration of the Tianjin facility and the successful ongoing development of the Suzhou Greenfield facility.”

Replacing Jack as president of Essex Group North America is J. David Reed.  He will also serve as an executive vice president of Superior Essex.  Reed was most recently president of the Little Tikes division of Newell Rubbermaid.  Prior to that role, Reed held numerous executive positions with Newell Rubbermaid, where he spent 10 years.

“I am pleased to welcome Dave Reed to Superior Essex,” continued Carter.  “His depth and breadth of experience in manufacturing operations, combined with his strong leadership skills and background in supply chain, Lean manufacturing and sales, will make him a valuable addition to our executive team.”

The changes will be effective August 13, 2007.

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world.  The Company manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets.  It is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities.  Additional information on the Company can be found on its Web site at www.superioressex.com.